SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 9, 2005
Date of Report (Date of earliest event reported)

WESTCOAST HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)

201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)

(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 9, 2005, WestCoast Hospitality Corporation (the “Company”) modified its existing bank credit facility by entering into a First Amended and Restated Credit Agreement with Wells Fargo Bank, National Association retroactively effective to February 1, 2005 (the “Credit Agreement”). The Credit Agreement includes a revolving credit facility with a total of $20 million in borrowing capacity for working capital purposes, which is intended to support and help accelerate the Company’s strategic plan to upgrade facilities at all of its Red Lion Hotels. The credit facility includes a $4 million line of credit secured by the Company’s personal property and two hotels (“Line A”) and a $16 million line of credit secured by the Company’s personal property and seven hotels that the Company is holding for sale (“Line B”). Interest under both Line A and Line B is set at 1% over the bank’s prime rate. If the Company sells any of the hotels securing Line B, the Company will pay, to the extent of any outstanding borrowings, a release price that is based on a percentage of the specific hotel’s appraised value, and the amount available for borrowing under Line B will be reduced proportionally. The Credit Agreement contains certain restrictions and financial covenants, including covenants regarding minimum tangible net worth, maximum funded debt to EBITDA ratio and EBITDA coverage ratio. Except for release payments used to reduce the outstanding principal balance of Line B in connection with sales of hotels securing Line B, neither Line A nor Line B requires any principal payments until its respective maturity date. Line A has a maturity date of January 3, 2007. Line B has a maturity date of June 30, 2006.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Exhibit
10.1	First Amended and Restated Credit Agreement between WestCoast Hospitality Corporation and Wells Fargo Bank, National Association dated effective February 1, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTCOAST HOSPITALITY CORPORATION
Dated: February 15, 2005	By:	/s/ Anupam Narayan
Anupam Narayan
Executive Vice President, Chief Investment Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Exhibit
10.1	First Amended and Restated Credit Agreement between WestCoast Hospitality Corporation and Wells Fargo Bank, National Association dated effective February 1, 2005